Exhibit 99.1

NEWS RELEASE

For:  CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr., Escondido, CA 92025

Jerry A. Bragiel, President

Contact: Alex Tassos  (760-737-7000)

870-777-8821

CHAMPION PARTS REPORTS HIGHER YEAR-END SALES AND CONTINUED

PROFITABILITY; FOURTH QUARTER PROFITABILITY NEGATIVELY IMPACTED MAINLY ATTRIBUTABLE TO INCREASED COSTS OF PRODUCTS SOLD

HOPE, Ark., Apr. 25, 2006 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced net sales of $4,523,000 for the fourth quarter ended Dec. 31, 2005, compared to $4,828,000 in the comparable period of 2004.  The company reported a net loss of $242,000, or $0.06 per share in the quarter, compared to a profit of $37,000, or $0.01 per share in the same period of 2004.

For the year 2005, the company reported an 8.3% increase in net sales to $21,651,000, compared to $19,998,000.  The company had net income of $37,000, or $0.01 per share, compared to $715,000, or $0.20 per share for the same period in 2004.

Jerry A. Bragiel, president and chief executive officer, said, “The year-end results were positive, reflecting a good increase of net sales with a sustaining profitability.  The stronger net sales were felt in the company’s constant velocity axles, heavy duty and agricultural products, and air conditioning products.  However, lower sales of carburetors partially offset these increases.

“We continued to feel the impact of increased costs of products sold that resulted in the decline of net income.  Significantly higher material costs had the largest negative impact on our profitability,” Bragiel said.

The company said it experienced the increased cost of raw materials and higher prices for purchased materials that are petroleum based.  Although most of Champion’s product lines are remanufactured, many component parts are replaced with new materials in the assembly process.

“We have implemented corrective measures to mitigate these higher costs including price changes to our customers and re-sourcing materials that will reflect in reduced costs of our products sold in future periods,” Bragiel concluded.

The chief executive also said the company is pursuing other new products and markets for existing products, as well as acquisition opportunities.

…more

Champion Parts, Inc.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, market expansion, and the ability to increase prices and reduce costs.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

	Twelve Months Dec. 31, 2005	Twelve Months Dec. 31, 2004	Three Months Dec. 31, 2005	Three Months Dec. 31, 2004
Net Sales…………………………………..	$21,651,000	$19,998,000	$4,523,000	$4,828,000
Costs and Expenses:
Cost of products sold…………………	18,625,000	16,588,000	3,892,000	4,203,000
Selling, distribution & administrative...	2,437,000	2,358,000	736,000	448,000
Total costs and expenses……………….	21,062,000	18,946,000	4,628,000	4,651,000

Operating income………………………...	589,000	1,052,000	(105,000)	177,000
Non-operating (income)/expense:
Interest expense………………………	582,000	606,000	132,000	166,000
Other non-operating (income)………..	(113,000)	(424,000)	(24,000)	(165,000)
Total non-operating expense…………..	469,000	182,000	108,000	1,000

Net income before income taxes………...	119,000	870,000	(214,000)	176,000
Income taxes……………………………	82,000	155,000	28,000	139,000

Net income………………………………..	$ 37,000	$ 715,000	$ (242,000)	$ 37,000
Weighted Average Common Shares Outstanding at December 31, 2004:
Basic………………………………..	3,655,266	3,655,266	3,655,266	3,655,266
Diluted……………………………...	3,736,060	3,756,452	3,736,060	3,760,199
Earnings Per Common Share - Basic:
Net income per common share – basic…	$ 0.01	$ 0.20	($ 0.07)	$ 0.01

Earnings Per Common Share - Diluted:
Net income per common share – diluted..	$ 0.01	$ 0.19	($ 0.06)	$ 0.01